China Housing and Land Development, Inc.
First Quarter 2011 Earnings Teleconference Script

May 16, 2011

Operator:                                           Please stand by.  We are about to begin.  Good day, everyone, and welcome to the China Housing and Land Development Incorporated First Quarter 2011 Earnings conference call.  As a reminder, today’s conference is being recorded.

                                           And now, at this time, I would like to turn the call over to Mr. Bill Zima of ICR for opening remarks and introductions. Please go ahead, sir.

Bill Zima:                                           Hello everyone, and welcome to China Housing and Land Development's First Quarter 2011 Earnings conference call.  The Company’s results were released earlier today and are available on the Company’s investor relations website at www.chldinc.com, as well as on the respective wire services.

Before we continue, please note that the discussion today will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve inherent risks and uncertainties, and as such, our results may materially differ from the reviews expressed today.  Further information regarding those and other risks and uncertainties is included in our registration statement and our Form 10-K and other documents filed with the SEC.  China Housing does not assume any obligation to update any forward-looking statements, except as required under applicable law.

On our call today is Mr. Pingji Lu, Chairman of the Board; Mr. Xiaohong Feng, Chief Executive Officer; Mr. Cangsang Huang, Chief Financial Officer.  Management will provide some remarks about the general business climate, a review of the Company’s financial results and supply some perspectives on the Company’s outlook going forward.

At this time, I'd like to turn the call over to Mr. Feng, Chief Executive Officer.  Please go ahead, sir.

Xiaohong Feng:                                           (Chinese Spoken)

大家好，感谢大家参加今天的电话会议。总体来说，第一季度我们受到了一定的挑战，由于受到中央政府以及地方政府的一系列调控政策的影响，我们的销售未能达到预期。

Hello, everyone, and thank you for joining us for the call today.  Overall, the first quarter was a challenging quarter for our business.  Our sales fell short of expectations as we were impacted by additional mortgage and purchase restrictions imposed by central, regional, and local governments.

2011年第一季度地方政府出台了指导政策限制房价过快上涨，购房者期望房价将会有所松动，这导致了一定的市场观望情绪。同时地方政府拉长了许可证审核期，这也导致了我们的项目有所延迟，如骏景园3期。我们今年还有另外两个新项目会开始预售，但我们相信能够如期拿到新项目的许可证。

In the first quarter, the local government issued their guidelines while potential buyers waited for the guidelines to determine whether they could buy with reasonable mortgages and later, waited to see if prices would soften.  In an effort to reduce speculation, the Xi’an government has also extended the number of days required to secure the necessary construction permits which has delayed the timing of our new development projects such as JunJing III. We have three projects scheduled to commence pre-sales this year and are comfortable that we can secure the necessary permits to commence pre-sales in the second and third quarter periods.

新的政策导致我们的销售收入低于之前预期。这些新的政策旨在打击房地产市场的投机行为。具体来说，西安市政策规定当地家庭只可以拥有两套住房，而非本地家庭只能拥有一套住房。

Results were below our expectations as sales were impacted by a new round of government policies designed to reduce speculation in the housing market.  Specifically, new restrictions were issued preventing local families from possessing more than two houses or apartment units and implemented even stricter regulation for non-residents families, who can possess only one house or apartment unit.

由于之前中央政府出台了一系列房地产相关政策，购房者也愈发趋于谨慎，并期待房价将会有所松动。在政府政策出台后的第一个月，西安市的成交量仅为46.6万平米，同比下滑了56%。我们相信购房者需要一定量的时间来适应新的政策。

As we saw with the implementation of previous government policies, buyers have become more cautious and are waiting to see if the new restrictions will cause prices to decline in the near future.  The new policy had a significant effect on transaction volumes in Xi’an and resulted in a 56% year-over-year decline to 466 thousand square meters in March, the first month after the new policies.  We believe that over time consumers will learn to cope with these policies.

由于政府延长新项目许可证办理审批时间，我们的销售也受到了一定影响。骏景园3期此前的延期导致了一季度销售额的下滑。但需要指出的是：截止1季度末，骏景园3期的认购额已经达到2.3亿元人民币，占预计总销售额的80%，我们将在获得许可证之后确认这笔收入。

Our business was also impacted by the Xi’an government’s decision to extend the permit approval process for the construction of new development projects.  The timing of our JunJing III project has been delayed for the 2nd quarter as we have had difficulty securing all necessary permits to proceed with this project.  It’s worth pointing out how we have secured RMB 229 million out of a possible RMB 287 million sales agreements for JunJing III over 2 months ago but we are still not yet able to recognize revenue from this project.

虽然我们的一些项目有所延期，但我们所有项目的销售均价均未受到影响，并保持稳定增长。

While we have encountered some project delays related to the timing of our new projects, we are encouraged that average selling prices (ASP’s) continue to remain steady/strong.  It’s also worth noting that we have not lowered prices at any of our existing projects.

虽然政府出台的政策对我们造成了一定影响，但我们为市场回暖做好了准备。我们将会继续致力于为中等收入人群提供适宜的住宅产品，并将在西部其他2、3线城市寻找发展机会。受到城市化进程的影响，这些城市有很大的发展潜力，而且其房地产市场主要以自住为主。今年早些时候，我们在户县收购了一个新的项目，这也是我们走出西安的第一个项目。我们将与当地一家国有企业合作开发这个项目，这将降低我们的风险，并确保大量的销售收入。

While we cannot control the government’s efforts to reduce speculation, we have the right strategy as market conditions improve.  We remain focused on developments for middle income residents in Xi’an and are looking for other projects in nearby Tier II and III cities, to help offset the risk of operating in one city.  Similar to Xi’an, cities nearby Xi’an also have much lower levels of speculation than tier 1 & 2 cities and continue to benefit from increased urbanization trends. Earlier this year, we announced our acquisition of a development project in Hu County, a satellite city of Xi’an.  This is our first development project outside of Xi’an and we are cooperating with another partner on this project.  Doing so will lower our market risk as we enter this new area while it also allows us to secure a large housing unit order at the same time.

2011年接下来的几个季度，我们会有3个新项目加入。到2011年年底，我们将会有5个项目同时销售，包括普华1期、普华2期、骏景园3期、新兴新庆坊和新兴圣提亚纳。随着市场观望情绪的减少以及房价的稳定发展，这些项目都将受益，并进一步提升毛利润水平。虽然2011年第一季度的表现受到了影响，但我们依然对2011年全年目标保持乐观。

We have a stable lineup of projects that will benefit our overall performance in 2011.  For the remainder of 2011, five projects will serve as primary contributors to our revenue--this includes Puhua Phase I, Puhua Phase II, JunJing III, Park Plaza, Golden Bay.  Each project develops middle to high end apartment units, which can contribute to our ASP growth and gross margin performance going forward.  In spite of a weaker than expected first quarter, we are optimistic that 2011 will be a solid year of growth for our company.

现在由我们的财务总监黄沧桑先生为大家详细阐述2011年第一季度财务表现，有请沧桑。

Now, I’d like to turn the call to our CFO, Mr. Cangsang Huang to more thoroughly review our operational performance in the first quarter, discuss our financial results and address our outlook for the remainder of the year.

Cangsang Huang:                                           Thank you, Mr. Feng.

Our financial position is solid and we have three new projects scheduled to come online in the remaining months of the year—JunJung III by the end of the second quarter, along with Park Plaza & Golden Bay expected to commence pre-sales in the third quarter.  ASP’s continue to hold steady climb and we expect transaction volumes to remain healthy in Xi’an as home buyers absorb the new round of policies.  As we expect to commence pre-sales of three major projects this year, we remain comfortable with our full year financial forecast.

And now for a review of our first quarter financial performance, total revenue in the first quarter of 2011 decreased 37.4% to $22.6 million from $36.1 million in the fourth quarter of 2010 and decreased 32.8% from $33.6 million in the first quarter of 2010. In the first quarter of 2011, most of the Company’s revenue came from its Puhua Phase I and Phase II, & JunJing II Phase Two projects.

First quarter 2011 contract sales totaled US$26.4 million representing a total GFA of 28,438 square meters.  First quarter 2011 contract sales represented a 41.8% decrease compared to US$45.4 million in the first quarter of 2010.  Total gross floor area (“GFA”) sales were 28,438 sq. meters during the first quarter of 2011, compared to 30,680 sq. meters in the fourth quarter of 2010 and 61,666 sq. meters in the first quarter of 2010.

The Company’s average residential selling price (“ASP”) in the first quarter of 2011 was RMB 6,115, compared with RMB 6,661 in the fourth quarter of 2010, and represents a 21.6% increase from RMB 5,027 in the first quarter of 2010.

Gross profit for the three months ended March 31, 2011 was $5.7 million, representing a decrease of 30.0% from $8.2 million in the fourth quarter of 2010 and 11.6% decrease from $6.5 million in the same period of 2010.

The gross profit margin for the three months ended March 31, 2011 was 25.4%, which surpassed the 19.3% in the same period of 2010 and was higher than the 22.7% in the fourth quarter of 2010. Due to the delayed revenue recognition of JunJing III, we had fewer sales during the first quarter of 2011 compared with the same period in 2010, which resulted in reduced gross profit. However, with the improved market condition, average selling price increased on all of our projects, which led to improved gross profit margin.

SG&A expense was $3.4 million in the first quarter of 2011, compared to $3.7 million in the fourth quarter of 2010 and $2.5 million in the first quarter of 2010. SG&A expenses as a percentage of total revenue increased to 15.2%, compared to 10.4% in the fourth quarter of 2010 and 7.6% in the first quarter of 2010.  The increase in SG&A is primarily due to increased audit expense associated with SOX compliance and increased employee salaries.

Operating income in the first quarter of 2011 decreased to $1.3 million, or 5.8% of total revenue, from $3.0 million, or 8.4% of total revenue, in the fourth quarter of 2010, and decreased from $3.0 million, or 8.9% of total revenue in the first quarter of 2010 primarily due to the decreased revenues from existing projects.

Other income includes property management fees, rental income, revenue from the disposal of fixed assets as well as government allowance in our investment required to support an infrastructure construction.  This totals US$2.9 million in the first quarter of 2011 compared with 1.2 million in the same period of 2010.

Net income attributable to China Housing in the first quarter of 2011 was $2.5 million or $0.07 per basic share and $0.05 per diluted share. Excluding the $1.9 million or $0.06 gain on basic earnings per share (“PS”) associated with the revaluation of derivatives and warrants, net income was $0.57 million or $0.02 per basic share. This performance compares to a net loss of $2.1 million, or $0.06 per basic share, in the fourth quarter of 2010, which excludes a $0.4 million non-cash loss associated with the revaluation of derivatives and warrants in the fourth quarter of 2010.

As of March 31, 2011, China Housing reported $81.6 million in unrestricted cash, compared to $46.9 million as of December 31, 2010 and $66.3 million as of March 31, 2010. Total debt was $167.4 million on March 31, 2011, compared to $143.9 million as of December 31, 2010, and $92.9 million as of March 31, 2010. Net debt as a percentage of total capital was 28.6% on March 31, 2011, compared to 38.0% on December 31, 2010 and 23.9% on March 31, 2010.

Regarding our outlook for 2011, our total contract sales are expected to reach $250 million to $290 million.  Total recognized revenue in 2011 is expected to reach $200 to $220 million, representing a 43% to 57% increase compared to $140 million in 2010.  Full year gross margin is expected to reach 30% to 35%.

The Company is reporting contract sale estimates compared to revenue as it is not subject to percentage of completion alterations.

This concludes our prepared remarks for today.  Operator, we are ready to take questions, please.